Exhibit 99.CODEETH

CODE OF ETHICS PURSUANT TO SECTION 406 OF THE SARBANES-OXLEY ACT OF 2002 FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

I.                                        Covered Officers/Purpose of the Code

This Code of Ethics (the “Code”) pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 has been adopted by the Trusts(1) and their respective series (each a “Fund” and, collectively, the “Funds”). This Code applies to the President and Chief Executive Officer, and Treasurer and Principal Financial and Accounting Officer (the “Covered Officers”) of the Funds or persons (if any) performing similar functions.  Each Covered Officer is identified in Exhibit A.

This Code has been adopted for the purpose of promoting:

•                                          honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                                          full, fair, accurate, timely and understandable disclosure in reports and documents that a Fund files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by a Fund;

•                                          compliance with applicable laws and governmental rules and regulations;

•                                          the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•                                          accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to conflicts of interest or the appearance thereof.

II.                                   Covered Officers Should Handle Ethically Any Actual or Apparent Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the relevant Fund.  For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer’s family, receives improper personal benefits as a result of the Covered Officer’s position with the relevant Fund.  Other conflicts of interest may arise out of relationships between Covered Officers and the relevant Fund that are subject to conflict of interest provisions and procedures in the Investment Company Act of 1940, the Investment Advisers Act of 1940 and other applicable law. This Code does not, and is not intended to, address conflicts that fall outside of this Code.

(1)  Allianz Funds, Allianz Funds Multi-Strategy Trust, Allianz Global Investors Fund Management Sponsored Closed-End Funds, AllianzGI Managed Accounts Trust, The Korea Fund, Inc., and Premier Multi-Series VIT, each of which is a registered investment company under the Investment Company Act 1940

III.                              Disclosure and Compliance

•                                          no Covered Officer should knowingly misrepresent, or cause others to misrepresent, facts about the relevant Fund to others, whether within or outside such Fund, including to such Fund’s Board and auditors, and to governmental regulators and self-regulatory organizations;

•                                          each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Funds and the Service Providers or with counsel to the Funds with the goal of promoting full, fair, accurate, timely and understandable disclosure in the registration statements or periodic reports that the Funds file with, or submit to, the SEC; and

•                                          each Covered Officer has the responsibility to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.                               Reporting and Accountability

Each Covered Officer must:

•                                          upon becoming a Covered Officer affirm in writing to the relevant Fund that he has received, read and understands the Code;

•                                          annually thereafter affirm in writing that he has complied with the requirements of the Code;

•                                          provide full and fair responses to all questions asked in any Trustee and Officer Questionnaire provided by the relevant Fund as well as with respect to any supplemental request for information; and

•                                          notify the President of the relevant Fund promptly if he is convinced to a moral certainty that there has been a material violation of this Code (with respect to violations by a President, the Covered Officer shall report to the Chairman of the Trustees of the relevant Fund).

The President of each Fund is responsible for applying this Code in consultation with the Fund’s Chief Compliance Officer (“CCO”) and has the authority to interpret this Code.  However, any approvals or waivers sought by the President will be considered by the Chairman of the Trustees of the relevant Fund.

The Funds will follow these procedures in investigating and enforcing this Code:

•                                          the President will take all appropriate action to investigate any potential material violations reported to him, which actions may include the use of internal or external counsel, accountants or other personnel;

•                                          if, after such investigation, the President believes that no material violation has occurred, the President is not required to take any further action;

•                                          any matter that the President believes is a material violation will be reported to the Fund’s CCO;

•                                          if the CCO concurs that a material violation has occurred, he will inform and make a recommendation to the Fund’s Board of Trustees, which will consider appropriate action, which may include review of, and appropriate modifications to applicable policies and procedures; notification to appropriate personnel of a Service Provider or its board; or a recommendation to dismiss the Covered Officer; and

•                                          the Board of Trustees may grant waivers under this Code, as it deems appropriate.

V.                                    Public Disclosure of Changes and Waivers

Any amendments to or waivers under this Code relating to a Covered Officer will, to the extent required by the SEC’s rules, be disclosed on the Fund’s website or in the Form N-CSR.

VI.                               Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds or the Funds’ Service Providers govern or purport to govern the behavior or activities of the Covered Persons who are subject to this Code, they are superseded by this Code to the extent that they conflict with the provisions of this Code. The Funds’ and their Service Providers’ codes of ethics under Rule 17j-1 under the 1940 Act and the Service Providers’ more detailed compliance policies and procedures are separate requirements applying to the Covered Persons and others, and are not part of this Code.

VII.                          Amendments

Any material amendments to this Code must be approved or ratified by a majority vote of each Fund’s board of Trustees, including a majority of independent Trustees.

VIII.                     Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone except as permitted by the Board.

Exhibit A

Covered Officers

Allianz Funds and Allianz Funds Multi-Strategy Trust

Julian Sluyters	President and Chief Executive Officer
Lawrence G. Altadonna	Treasurer and Principal Financial and Accounting Officer

AllianzGI Managed Accounts Trust

Allianz Global Investors Fund Management Sponsored Closed-End Funds

Julian Sluyters	President and Chief Executive Officer
Lawrence G. Altadonna	Treasurer and Principal Financial and Accounting Officer

The Korea Fund, Inc.

Joseph Quirk	President and Chief Executive Officer
Lawrence G. Altadonna	Treasurer and Principal Financial and Accounting Officer

Premier Multi-Series VIT

Julian Sluyters	President and Chief Executive Officer
Lawrence G. Altadonna	Treasurer and Principal Financial and Accounting Officer